UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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WATTS WATER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Watts Water Technologies, Inc.

March 27, 2006

Dear Stockholder:

We cordially invite you to attend our 2006 Annual Meeting of Stockholders, which will be held on Thursday, May 4, 2006 at 10:00 a.m., at The Andover Inn at Phillips Academy, Chapel Avenue, Andover, Massachusetts 01810.

On the pages following this letter you will find the notice of our 2006 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice. We have also enclosed your proxy card and our annual report for the year ended December 31, 2005.

Your support of our efforts is important to the other directors and to me regardless of the number of shares you own. I hope you will vote as soon as possible. If you are a stockholder of record, you may vote by completing, signing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name”—that is, held for your account by a broker or other nominee—you will receive instructions from the holder of record that you must follow for your shares to be voted.

Following completion of the scheduled business at the 2006 Annual Meeting, we will report on our operations and answer questions from stockholders. We hope that you will be able to join us on May 4th.

Sincerely,

PATRICK S. O’KEEFE President and Chief Executive Officer

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA 01845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 4, 2006

To the Stockholders of
Watts Water Technologies, Inc.

Notice is hereby given that the 2006 Annual Meeting of Stockholders of Watts Water Technologies, Inc., a Delaware corporation (the “Company”), will be held at The Andover Inn at Phillips Academy, Chapel Avenue, Andover, Massachusetts 01810, on Thursday, May 4, 2006, at 10:00 a.m., local time (the “Annual Meeting”), for the following purposes:

1.                To elect to the Board of Directors of the Company seven directors, each to hold office until the Company’s 2007 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified;

2.                To ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year; and

3.                To consider and act upon any other matters that may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 21, 2006 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
LESTER J. TAUFEN
Secretary

North Andover, Massachusetts
March 27, 2006

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 4, 2006
PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Watts Water Technologies, Inc. (the “Company”) for use at the Company’s 2006 Annual Meeting of Stockholders to be held on Thursday, May 4, 2006 at 10:00 a.m., local time, at The Andover Inn at Phillips Academy, Chapel Avenue, Andover, Massachusetts 01810 and at any adjournment or postponement thereof (the “Annual Meeting”).

This proxy statement and the enclosed proxy are first being mailed together by the Company on or about March 27, 2006 to stockholders of record as of March 21, 2006. The Company’s Annual Report for the fiscal year ended December 31, 2005 is being mailed to such stockholders of the Company concurrently with this proxy statement. The Company will furnish, upon written request of any stockholder and the payment of an appropriate processing fee, copies of the exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Please address all such requests to Lester J. Taufen, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA  01845.

Only stockholders of record at the close of business on March 21, 2006 are entitled to receive notice of and to vote at the Annual Meeting. Each share of class A common stock, par value $.10 per share, of the Company outstanding on the record date is entitled to one vote, and each share of class B common stock, par value $.10 per share, of the Company outstanding on the record date is entitled to ten votes. As of the close of business on March 21, 2006, there were outstanding and entitled to vote 25,353,181 shares of class A common stock and 7,293,880 shares of class B common stock.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. The election of directors (proposal 1) and the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm (proposal 2) are considered routine matters. We encourage you to provide voting instructions to your brokerage firm by returning your completed proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

The presence, in person or by proxy, of outstanding shares of class A common stock and class B common stock representing a majority of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

The seven nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. As discussed above, if your shares are held by your broker in “street name,” and if you do not vote your shares, your brokerage firm has authority under the rules of the NYSE to vote your unvoted shares on proposal 1. You may vote FOR all of the director nominees, WITHHOLD your vote from all of the director nominees or WITHHOLD your vote from any one or more of the director nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Ratification of the selection of KPMG as the Company’s independent registered public accounting firm for 2006 requires the affirmative vote of a majority of all the votes present or represented at the Annual Meeting and entitled to be cast on the proposal. As discussed above, if your shares are held by your broker in “street name,” and if you do not vote your shares, your brokerage firm has authority under the rules of the NYSE to vote your unvoted shares on proposal 2. If you vote to ABSTAIN on proposal 2, your shares will not be voted in favor of such proposal, although your shares will be considered to have been entitled to vote on the proposal. As a result, voting to ABSTAIN on proposal 2 has the effect of voting AGAINST such proposal.

Shares represented by duly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are given, properly executed proxies will be voted FOR the election of each of the nominees named herein for director, and FOR the ratification of the selection of KPMG as the independent registered public accounting firm of the Company for the current fiscal year.

Any properly completed proxy may be revoked at any time before it is voted on any matter by (1) giving written notice of such revocation to the Secretary of the Company at the address set forth below, (2) signing and duly delivering a proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The principal executive offices of the Company are located at 815 Chestnut Street, North Andover, Massachusetts 01845.

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may also use the services of some of its officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

Management of the Company does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in accordance with the direction of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board has fixed the number of directors at seven and nominated each of the individuals named below for election as a director. If elected, each nominee will serve until the Company’s 2007 Annual Meeting of Stockholders and until such director’s successor shall have been duly elected and qualified. Proxies will be voted for each of the nominees named below unless otherwise specified in the proxy. All of the nominees are presently members of the Board. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby may be voted for a substitute nominee designated by the Board or the Board may choose to reduce the number of directors serving on the Board. Holders of shares representing votes sufficient to elect each of the nominees named below have indicated to the Company an intention to vote in favor of such nominees.

The Board of Directors recommends that stockholders vote FOR the election of each nominee as a director of the Company.

INFORMATION AS TO NOMINEES FOR DIRECTOR

Set forth below is the name and age of each nominee for director, his principal occupation for at least the past five years, the year each became a director of the Company and certain other information. The information is as of February 1, 2006.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

Timothy P. Horne	67	Mr. Horne served as Chairman of the Board of Directors of the Company from April 1986 to August 2002. He served as Chief Executive Officer of the Company from 1978 to August 2002 and President of the Company from 1976 to 1978, from 1994 to April 1997 and from October 1999 to August 2002. Mr. Horne joined the Company in 1959, and retired on December 31, 2002. Since his retirement, Mr. Horne has continued to serve the Company as a consultant.	1962
Ralph E. Jackson, Jr.	64

Mr. Jackson worked for Cooper Industries, Inc., a manufacturer of electrical products, from 1985 until his retirement in 2003. Prior to joining Cooper Industries, Mr. Jackson worked for the Bussmann and Air Comfort divisions of McGraw-Edison from 1976 until McGraw-Edison was acquired by Cooper Industries in 1985. While with Cooper Industries, Mr. Jackson served as Chief Operating Officer from 2000 to 2003, Executive Vice President, Electrical Operations from 1992 to 2000, and President, Bussmann Division from the time McGraw-Edison was acquired by Cooper Industries to 1992. Mr. Jackson served as a member of the Board of Directors of Cooper Industries from 2000 to 2003, is currently a member of the Board of Trustees of Hope College and is a past Chairman of the National Electrical Manufacturers Association.

			2004
Kenneth J. McAvoy	65	Mr. McAvoy served as Chief Financial Officer and Treasurer of the Company from 1986 to 1999; Vice President of Finance from 1984 to 1994; Executive Vice President of European Operations from 1994 to 1996; and Secretary from 1985 to 1999. Mr. McAvoy joined the Company in 1981 and retired on December 31, 1999.	1994
John K. McGillicuddy	62	Mr. McGillicuddy was employed by KPMG LLP, a public accounting firm, from June 1965 until his retirement in June 2000. Mr. McGillicuddy was elected into the Partnership of KPMG LLP in June 1975 where he served as Audit Partner, SEC Reviewing Partner, Partner-in-Charge of Professional Practice, Partner-in-Charge of College Recruiting and Partner-in-Charge of Staff Scheduling. Mr. McGillicuddy is a director of Brooks Automation, Inc.	2003

Gordon W. Moran	67	Mr. Moran has served as non-executive Chairman of the Board of the Company since August 2002. He has served as Chairman of Hollingsworth & Vose Company, a paper manufacturer, since 1997 and served as its President and Chief Executive Officer from 1983 to 1998.	1990
Daniel J. Murphy, III	64	Mr. Murphy has served as Chairman of Northmark Bank, a commercial bank he founded, since August 1987. Prior to forming Northmark Bank in 1987, Mr. Murphy was a Managing Director of Knightsbridge Partners, Inc., a venture capital firm, from January to August 1987 and President and a director of Arltru Bancorporation, a bank holding company, and its wholly owned subsidiary, Arlington Trust Company, from 1980 to 1986.	1986
Patrick S. O’Keefe	53	Mr. O’Keefe joined the Company in August 2002 as President and Chief Executive Officer. Prior to joining the Company, Mr. O’Keefe served as President, Chief Executive Officer and director of Industrial Distribution Group, a supplier of maintenance, repair, operating and production products, from 1999 to 2001. From 1997 to 1999, he was Chief Executive Officer of Zep Manufacturing, a unit of National Services Industries and a manufacturer of specialty chemicals. From 1994 to 1997, Mr. O’Keefe held various senior management positions with Crane Co.	2002

DIRECTOR COMPENSATION

Directors of the Company who are employees of the Company receive no compensation for their service as directors. Non-employee directors are compensated for their service as directors as follows:

Cash Compensation

Each non-employee director of the Company receives:

Annual retainer	$30,000
Each regularly scheduled Board or committee meeting attended in person	$1,000
Additional annual retainer for the Chair of the Audit Committee	$10,000
Additional annual retainer for the Chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee	$3,000

Fees for attendance at regularly scheduled Board and/or committee meetings are limited to $1,000 per day for each non-employee director. The Company also reimburses non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Stock Compensation

Each non-employee director receives an annual grant of restricted stock under the Company’s 2004 Stock Incentive Plan with a fair market value on the date of grant equal to $30,000. The restricted stock awards vest in three equal annual installments beginning one year from the date of grant. If a non-

employee director’s service as a director of the Company is terminated for any reason (other than death or disability) prior to vesting of shares of restricted stock, the shares of restricted stock that have not vested are automatically forfeited upon termination of such service as a director. The Board granted 936 shares of restricted stock to each of Mr. Horne, Mr. Jackson, Mr. McAvoy, Mr. McGillicuddy, Mr. Moran and Mr. Murphy under the 2004 Stock Incentive Plan as of August 5, 2005.

CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of the highest ethical standards are important for the Company to achieve business success and to create value for its stockholders. The Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and other public companies. We also review guidance and interpretations provided from time to time by the Securities and Exchange Commission (“SEC”) and the NYSE and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.

Role of Our Board of Directors

The Board monitors overall corporate performance and the integrity of the Company’s financial controls and legal compliance procedures. It elects senior management and oversees succession planning and senior management’s performance and compensation. The Board oversees the development of fundamental operating, financial and other corporate plans, strategies and objectives, and conducts a year-long process which culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives.

Members of the Board keep informed about the Company’s business through discussions with the Chief Executive Officer and other members of the Company’s senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of the business with the Board, and we introduce our executives to the Board so that the Board can become familiar with the Company’s key employees. In addition, we hold periodic strategy sessions between members of senior management and the Board, during which members of the senior management team provide in-depth reviews of various aspects of the Company’s business operations and discuss the Company’s strategy with respect to such operations.

In 2005, the Board met six times. During 2005, each director attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.

Performance of Our Board

We consider it important to continually evaluate and improve the effectiveness of the Board and its committees. The Board and each of its standing committees conducts an annual self-evaluation. The Nominating and Corporate Governance Committee oversees the Board’s self-evaluation process. The results of each committee’s annual self-evaluation are reported to the full Board.

Business Ethics and Compliance

We have adopted a Code of Business Conduct and Ethics applicable to all officers, employees and Board members. The Code of Business Conduct and Ethics is posted in the “Investors” section of our website at www.wattswater.com, and a print copy is available free of charge on written request to Lester J.

Taufen, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our Chief Executive Officer, Chief Financial Officer, Corporate Controller or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Independence of Non-Employee Directors

The listing standards of the NYSE require companies listed on the NYSE to have a majority of “independent” directors. The NYSE listing standards generally provide that a director will not be independent unless such director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  In addition, a director is not independent if (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company, (2) the director or a member of the director’s immediate family has received during any twelve-month period within the last three years more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other deferred compensation for prior service as an employee of the Company, (3) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance practice, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, (4) the director or a member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of another company where an executive officer of the Company at the same time serves or served on the compensation committee of such company, or (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board has reviewed all relationships between the Company and each non-employee director to determine compliance with the NYSE standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the board has determined that Mr. Jackson, Mr. McAvoy, Mr. McGillicuddy, Mr. Moran and Mr. Murphy are independent directors.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s policies on governance issues. The Corporate Governance Guidelines are posted in the “Investors” section of the our website at www.wattswater.com, and a print copy will be made available free of charge on written request to Lester J. Taufen, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845.

Executive Sessions

In accordance with the Company’s Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. At least one executive session includes only independent directors. The Chairman of the Board or, in his absence, a director chosen by the non-management directors in attendance, presides at such meetings.

Communications with the Board

The Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to Lester J. Taufen, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845 and marked to the attention of the Board or any of its committees, individual directors or non-management directors as a group. All correspondence will be forwarded to the intended recipient(s).

Annual Meeting Attendance

Directors are encouraged to attend the Company’s annual meetings of stockholders. Six of the Company’s directors attended the 2005 Annual Meeting of Stockholders.

Committees of the Board

The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable NYSE and SEC rules. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee in the “Investors” section of our website at www.wattswater.com, and print copies will be made available free of charge on written request to Lester J. Taufen, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit Committee.   The Audit Committee consists of Mr. McGillicuddy (Chair), Mr. Jackson, Mr. Moran and Mr. Murphy. The Board has made a determination that each of the members of the Audit Committee satisfies the independence requirements of the NYSE as well as Rule 10A-3 under the Securities Exchange Act of 1934.  In addition, the Board has determined that each of Mr. McGillicuddy and Mr. Jackson is an “audit committee financial expert,” as defined by SEC rules. During 2005, the Audit Committee held six meetings. Our Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function. This includes the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of the annual independent audit of our financial statements, the review of the Company’s Code of Business Conduct and Ethics, the establishment of “whistle-blowing” procedures, and the oversight of other compliance matters.

Compensation Committee.   The Compensation Committee consists of Mr. Murphy (Chair), Mr. Jackson, Mr. McGillicuddy and Mr. Moran. During 2005, the Compensation Committee held six meetings. The primary responsibilities of the Compensation Committee are to assist the Board in establishing compensation policies for the Board and the Company’s executive officers, including reviewing and making recommendations to the Board, or in the case of the Chief Executive Officer, to the independent members of the Board, regarding executive officer compensation. This committee also is responsible for administering the Company’s equity incentive plans.

Nominating and Corporate Governance Committee.   Our Nominating and Corporate Governance Committee consists of Mr. Jackson (Chair), Mr. McGillicuddy, Mr. Moran and Mr. Murphy. During 2005, the Nominating and Corporate Governance Committee held four meetings. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of stockholders. The Nominating and Corporate

Governance Committee is also responsible for periodically reviewing the Company’s Corporate Governance Guidelines and recommending any changes thereto, and overseeing the evaluation of the Board and management.

The Nominating and Corporate Governance Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to the Nominating and Corporate Governance Committee, c/o Lester J. Taufen, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845. In order to be considered for inclusion as a nominee for director in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders, a recommendation must be received no later than November 27, 2006. Recommendations must be in writing and must contain the information set forth in Section IV.C of the Nominating and Corporate Governance Committee charter, which is available in the “Investors” section of our website at www.wattswater.com or on written request to Lester J. Taufen, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845. The minimum qualifications and specific qualities and skills required for a nominee for director are that the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. Additional factors to be considered by the Nominating and Corporate Governance Committee in selecting nominees for the Board are set forth in Exhibit A to the Nominating and Corporate Governance Committee charter. In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee may consider potential candidates suggested by current directors, company officers, employees, third-party search firms and others. The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets the Company’s minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.

Stockholders also have the right under the Company’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals”.

LEGAL PROCEEDING INVOLVING DIRECTOR

The SEC commenced a civil action on August 15, 2002 against Timothy P. Horne, a member of our Board, our controlling stockholder, and former Chief Executive Officer and Chairman, alleging that Mr. Horne received confidential information as an officer of the Company and used it to profit from trading he did in shares of Central Sprinkler Corp. in May 1999. The complaint alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder based on insider trading.

On February 21, 2003, Mr. Horne entered into an agreement with the SEC to settle the civil action. Pursuant to the agreement, Mr. Horne, without admitting or denying the allegations of the complaint filed by the SEC, consented to the entry of a final judgement against him which required him to disgorge profits gained as a result of the conduct alleged in the complaint, pay prejudgment interest, plus a civil money penalty, and which permanently restrains and enjoins him from violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our class A and class B common stock as of February 1, 2006, by:

•       each person or entity known by us to own beneficially more than 5% of either class of our common stock;

•       each of our directors;

•       each of the executive officers named in the summary compensation table; and

•       all of our directors and executive officers as a group.

In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and we have included all shares that the stockholder has the right to acquire within 60 days after February 1, 2006 through the exercise of stock options, the settlement of restricted stock units or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of computing the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after February 1, 2006 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentages for any other stockholder.

	Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number		Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Voting Power
Timothy P. Horne (3)	7,340,410	(4)(5)	22.6%	99.0%	73.8%
George B. Horne (3)	1,974,600	(5)(6)	7.3	26.2	19.6
Deborah Horne (3)	1,217,315	(7)	4.6	16.5	12.3
Daniel W. Horne (3)	1,215,665	(8)	4.6	16.5	12.3
Peter W. Horne (3)	1,135,840	(9)	4.3	15.5	11.5
Gabelli Funds, LLC, et al.	5,650,445	(10)	22.4	0	5.7
FMR Corp.	1,547,155	(11)	6.1	0	1.6
J. Dennis Cawte	21,758	(12)	*	0	*
Ralph E. Jackson, Jr.	8,669	(13)	*	0	*
Paul A. Lacourciere	36,834	(14)	*	0	*
Kenneth J. McAvoy	11,418	(15)	*	0	*
William C. McCartney	97,255	(16)	*	0	*
John K. McGillicuddy	5,230	(17)	*	0	*
Gordon W. Moran	30,022	(18)	*	0	*
Daniel J. Murphy III	32,627	(19)	*	0	*
Patrick S. O’Keefe	87,500	(20)	*	0	*
Douglas T. White	10,000	(21)	*	0	*
All executive officers and directors (14 persons)	7,802,431	(22)	23.7	99.0	74.0

*                    Represents less than 1%

(1)          The address of each stockholder in the table is c/o Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, except that (i) the address of Gabelli Funds, LLC et al. is One Corporate Center, Rye, NY 10586, and (ii) the address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(2)          The number of shares and percentages has been determined as of February 1, 2006 in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934. At that date, a total of 32,549,090 shares were outstanding, of which 25,205,210 were shares of class A common stock and 7,343,880 were shares of class B common stock. Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. Each share of class B common stock is convertible into one share of class A common stock. A holder of shares of class B common stock is deemed to beneficially own the shares of class A common stock into which the class B shares are convertible. Shares of class A common stock are not convertible. The table’s voting percentage reflects the applicable beneficial owner’s one vote per share of class A common stock plus ten votes per share of class B common stock, if any, divided by the total number of possible votes.

(3)          Timothy P. Horne, George B. Horne, Daniel W. Horne, Deborah Horne and Peter W. Horne may be deemed a “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934.

(4)          Consists of (i) 1,651,220 shares of class B common stock and 400 shares of class A common stock held by Timothy P. Horne (for purposes of this footnote 4, “Mr. Horne”), (ii) 1,210,840 shares of class B common stock and 4,825 shares of class A common stock held by a revocable trust for the benefit of Daniel W. Horne, Mr. Horne’s brother, for which Mr. Horne serves as sole trustee, (iii) 1,210,840 shares of class B common stock and 6,475 shares of class A common stock held by a revocable trust for the benefit of Deborah Horne, Mr. Horne’s sister, for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 1,085,840 shares of class B common stock held by a revocable trust for the benefit of Peter W. Horne, Mr. Horne’s brother, for which Peter W. Horne serves as sole trustee, (v) 1,924,600 shares of class B common stock and 50,000 shares of class A common stock held for the benefit of George B. Horne, Mr. Horne’s father, under a revocable trust for which Mr. Horne and George B. Horne serve as co-trustees, (vi) 22,600 and 20,200 shares of class B common stock held for the benefit of Tiffany Rae Horne and Tara V. Horne (Mr. Horne’s daughters), respectively, under irrevocable trusts for which Mr. Horne serves as trustee,  (vii) 147,740 shares of class B common stock held by a revocable trust for the benefit of Tiffany Rae Horne, (viii) 3,094 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006, and (ix) 1,736 shares of class A common stock issued to Mr. Horne as a restricted stock award under the Company’s 2004 Stock Incentive Plan, which remain subject to certain restrictions on the transfer and disposition of such shares. All of the shares of class B common stock noted in clauses (i) through (vii) (7,273,880 shares of class B common stock in the aggregate) are subject to The Amended and Restated George B. Horne Voting Trust Agreement—1997 (“1997 Voting Trust”) for which Mr. Horne serves as trustee. (See footnote 5 for a description of the 1997 Voting Trust).

(5)          7,273,880 shares of class B common stock in the aggregate (see footnote 4) are subject to the terms of the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee’s right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the “Determination Power”). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Daniel J. Murphy III, a director of the Company, and Walter J. Flowers, a partner in the law firm of Flowers and Manning (each, a “Successor Trustee” and collectively, the “Successor Trustees”), shall thereupon become co-trustees of the 1997 Voting Trust. If a Successor Trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining two Successor Trustees, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees do not unanimously concur on any matter not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of class B common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original depositor of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to any restrictions on transfer applicable to the stock that they represent. Timothy P. Horne holds 22.7% of the total beneficial interest in the 1997 Voting Trust (the “Beneficial Interest”) individually, 16.5% of the Beneficial Interest as trustee of a revocable trust for the benefit of Daniel W. Horne, 16.5% of the Beneficial Interest as trustee of a revocable trust for the benefit of Deborah Horne, 14.9% of the beneficial interest as trustee of a revocable trust for the benefit of Peter W. Horne, 26.5% as co-trustee of a revocable trust for the benefit of George B. Horne, 0.3% and 0.3% of the beneficial Interest as trustee of two irrevocable trusts for the benefit of Tiffany Rae Horne and Tara V. Horne, respectively, and 2.0% of the beneficial interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tiffany Rae Horne are subject (representing an aggregate of 100% of the Beneficial Interest). George B. Horne holds 26.5% of the beneficial interest as co-trustee of a revocable trust. Tara V. Horne as beneficiary of an irrevocable trust holds 0.3% of the Beneficial Interest. Tiffany R. Horne as beneficiary of an irrevocable trust holds 0.3% of the Beneficial Interest.

(6)          Consists of 1,924,600 shares of class B common stock and 50,000 shares of class A common stock held in a revocable trust for which Timothy P. Horne and George B. Horne serve as co-trustees. All of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 5 for a description of the 1997 Voting Trust).

(7)          Consists of 1,210,840 shares of class B common stock and 6,475 shares of class A common stock. All of the shares are held in a revocable trust for which Timothy P. Horne serves as sole trustee. 1,185,840 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 5 for a description of the 1997 Voting Trust).

(8)          Consists of 1,210,840 shares of class B common stock and 4,825 shares of class A common stock. All of the shares are held in a revocable trust for which Timothy P. Horne serves as sole trustee. 1,185,840 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 5 for a description of the 1997 Voting Trust).

(9)          All of the shares are class B common stock and are held in a revocable trust for which Peter W. Horne serves as sole trustee. 1,085,840 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 5 for a description of the 1997 Voting Trust).

(10)   The amount shown and the following information is based on a Schedule 13D/A filed with the SEC on April 20, 2005 by Gabelli Funds, LLC, GAMCO Investors, Inc., MJG Associates, Inc., Gabelli Securities, Inc., Gabelli Advisers, Inc., GGCP, Inc., Gabelli Asset Management Inc., and Mario J. Gabelli reporting their aggregate holdings of shares of class A common stock. Mario J. Gabelli directly and indirectly controls the entities filing the Schedule 13D, which entities are primarily investment advisors to various institutional and individual clients, including registered investment companies and pension plans, as broker/dealer and as general partner of various private investment partnerships. Each of the reporting persons and other related entities has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, except that (i) GAMCO does not have the authority to vote 308,500 of the reported shares; (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of the Company held by each of the funds for which Gabelli Funds provides discretionary managed account services (collectively, the “Funds”) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund’s shares; (iii) at any time, the proxy voting committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations; and (iv) the power of Mario J. Gabelli, Gabelli Asset Management Inc. and Gabelli Group Capital Partners, Inc. is indirect with respect to the class A common stock beneficially owned directly by other persons referenced above.

(11)   The amount shown and the following information is based on a Schedule 13G/A filed with the SEC on February 14, 2006 by FMR Corp. FMR Corp., on behalf of certain of its direct subsidiaries, and Fidelity International Limited (collectively, “Fidelity”), beneficially own the indicated number of shares of class A common stock. The beneficial ownership of the class A common stock arises in the context of passive investment activities by the various investment accounts managed by Fidelity. Fidelity has sole dispositive power over all of the shares indicated and sole power to vote or to direct the vote of 377,233 of the shares indicated. Edward C. Johnson 3d also holds sole dispositive power over 1,525,922 of the indicated shares and has sole power to vote or to direct the vote of 314,900 of the indicated shares.

(12)   Consists of 17,750 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006 and 4,008 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2006.

(13)   Consists of 6,977 shares of class A common stock held by Mr. Jackson and 1,692 shares of class A common stock issued as a restricted stock award under the Company’s 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(14)   Consists of 1,398 shares of class A common stock held by Mr. Lacourciere, 25,000 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006 and 10,436 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2006.

(15)   Consists of 400 shares of class A common stock held by Mr. McAvoy, 9,282 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006 and 1,736 shares of class A common stock issued as a restricted stock award under the Company’s 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(16)   Consists of 6,000 shares of class A common stock held by Mr. McCartney, 72,495 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006 and

18,760 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2006.

(17)   Consists of 400 shares of class A common stock held by Mr. McGillicuddy, 3,094 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006 and 1,736 shares of class A common stock issued as a restricted stock award under the Company’s 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(18)   Consists of 3,494 shares of class A common stock held by Mr. Moran, 24,792 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006 and 1,736 shares of class A common stock issued as a restricted stock award under the Company’s 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(19)   Consists of 5,699 shares of class A common stock held by Mr. Murphy, 400 shares of class A common stock beneficially owned by Mr. Murphy as trustee of a trust, 24,792 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006 and 1,736 shares of class A common stock issued as a restricted stock award under the Company’s 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(20)   Consists of 8,333 shares of class A common stock held by Mr. O’Keefe, 62,500 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006 and 16,667 shares of class A common stock issued as a restricted stock award under the Company’s 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(21)   Consists of 10,000 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006.

(22)   Consists of 114,909 shares of class A common stock, 7,273,880 shares of class B common stock, 347,200 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2006, 39,403 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after February 1, 2006 and 27,039 shares of class A common stock issued as restricted stock awards under the Company’s 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

COMPENSATION ARRANGEMENTS

Summary Compensation Table

The following table contains information with respect to the compensation for each of the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 of the Company’s Chief Executive Officer and the Company’s four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of the last completed fiscal year (the “named executive officers”).

SUMMARY COMPENSATION TABLE

			Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year		Salary($)	Bonus($)(1)	Other Annual Compensation($)	Restricted Stock Units($)(2)	Restricted Stock Award($)	Securities Underlying Options(#)	All Other Compensation ($)(3)
Patrick S. O’Keefe	2005		534,000	—	14,597(4)	973,220(5)	—	50,000	2,138
President and Chief	2004		508,333	—	168,295(4)	1,045,945(5)	625,000(6)	50,000	2,040
Executive Officer	2003		383,333	—	98,410(4)	658,356(5)	—	50,000	2,220
William C. McCartney	2005		263,333	126,490	11,873(7)	188,744(8)	—	25,000	2,138
Chief Financial Officer	2004		240,000	141,733	13,072(7)	211,503(8)	—	25,000	2,040
and Treasurer	2003		230,000	104,650	13,454(7)	156,218(8)	—	25,000	2,220
Paul A. Lacourcier	2005		207,667	26,375	20,143(9)	118,074(10)		20,000	2,138
Executive Vice President	2004		200,833	118,124	15,803(9)	149,226(10)	—	20,000	2,040
of Manufacturing	2003		195,000	89,674	12,600(9)	149,276(10)	—	20,000	2,220
J. Dennis Cawte	2005	(11)	249,400	—	93,524(14)	279,720(15)	—	15,000	—
Group Managing	2004	(12)	262,018	—	79,401(14)	181,246(15)	—	15,000	—
Director, Europe	2003	(13)	215,199	—	81,509(14)	201,318(15)	—	15,000	—
Douglas T. White	2005		173,750	89,438	9,000(16)	88,956(17)	—	10,000	1,450
Group Vice President	2004		160,333	89,144	9,000(16)	88,678(17)	—	8,000	1,500
	2003		155,000	38,143	9,000(16)	14,231(17)	—	8,000	1,400

(1)             Amounts awarded under the Executive Incentive Bonus Plan. Certain of the named executive officers elected to receive Restricted Stock Units (“RSUs”) in lieu of all or a portion of a cash bonus.

(2)             Represents the dollar value of RSUs received under the Company’s Management Stock Purchase Plan determined by multiplying the number of RSUs received by the closing market prices of the class A common stock of $34.83, $33.25 and $23.14 on the RSU grant dates of February 10, 2006, February 28, 2005 and February 27, 2004, respectively. Each of the named executive officers made an election under the Management Stock Purchase Plan to receive RSUs (i) in lieu of a specified percentage or dollar amount of his actual annual incentive cash bonus or (ii) for a specified dollar amount, up to 100% of his targeted maximum cash bonus, for each of fiscal years 2005, 2004 and 2003. With respect to fiscal years 2005, 2004 and 2003, RSUs were awarded as of February 10, 2006, February 28, 2005 and February 27, 2004 by dividing the named executive officer’s election amount by the RSU cost. The RSU cost was $23.34, $22.28 and $15.50 per RSU for fiscal years 2005, 2004 and 2003, respectively, which was 67% of $34.83, $33.25 and $23.14, the closing market prices of the Company’s class A common stock on February 10, 2006, February 28, 2005 and February 27, 2004, respectively (the “2005 RSU Cost”, “2004 RSU Cost” and “2003 RSU Cost”). Each RSU vests in three equal annual installments beginning one year after the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, the Company will issue one share of class A common stock for each vested RSU. Cash dividends, equivalent to those paid on the Company’s class A common stock, will be credited to the named executive officer’s account for non-vested RSUs and will be paid in cash to such person when such RSUs become vested. Such dividends will also be paid in cash to individuals for vested RSUs held during any deferral period.

(3)             Consists of term life and accidental death and dismemberment insurance premiums paid by the Company.

(4)             During 2003 and part of 2004, Mr. O’Keefe’s primary residence was in Atlanta, Georgia, and the Company provided an apartment for his use when he was in Massachusetts. The amounts indicated for Mr. O’Keefe under Other Annual Compensation include housing expenses (including rent, laundry service and meals), airfare to and from Georgia, relocation expenses paid to a third party relocation services company and reimbursed relocation expenses, amounts paid to Mr. O’Keefe as a gross-up to cover his income tax liability with respect to such housing, relocation and airfare expenses and lease payments and maintenance expenses for an automobile leased by the Company for Mr. O’Keefe’s use, as follows:

	2005	2004	2003
Housing expenses	—	$21,359	$38,742
Airfare to and from Georgia	—	8,636	12,372
Income tax reimbursement	—	84,658	36,635
Automobile lease and maintenance payments	$14,597	16,237	10,661
Relocation expenses	—	37,405	—

(5)             For fiscal year 2005, Mr. O’Keefe received 27,942 RSUs in lieu of receiving his entire annual bonus of $652,188. The number of RSUs was determined by dividing $652,188 by the 2005 RSU Cost. For fiscal year 2004, Mr. O’Keefe received 31,457 RSUs in lieu of receiving his entire annual bonus of $700,875. The number of RSUs was determined by dividing $700,875 by the 2004 RSU Cost. For fiscal year 2003, Mr. O’Keefe received 28,451 RSUs in lieu of receiving his entire annual bonus of $441,000. The number of RSUs was determined by dividing $441,000 by the 2003 RSU Cost. Mr. O’Keefe held 59,908 RSUs at December 31, 2005 with a value of $1,814,613 determined by multiplying the number of RSUs by the closing market price of the Company’s class A common stock of $30.29 on December 30, 2005 (the last trading day prior to December 31, 2005).

(6)             The amount indicated represents the dollar value of 25,000 shares of restricted stock awarded to Mr. O’Keefe on June 11, 2004 based on the closing market price of the Company’s class A common stock on June 10, 2004 (the last trading day prior to the date of grant) of $25.00.

(7)             The amounts indicated for Mr. McCartney under Other Annual Compensation consist of lease payments and maintenance expenses for an automobile leased by the Company for Mr. McCartney’s use.

(8)             For fiscal year 2005, Mr. McCartney received 5,419 RSUs in lieu of receiving 50% of his annual bonus of $252,980, or $126,490. The number of RSUs was determined by dividing $126,490 by the 2005 RSU Cost. For fiscal year 2004, Mr. McCartney received 6,361 RSUs in lieu of receiving 50% of his annual bonus of $283,465, or $141,733. The number of RSUs was determined by dividing $141,733 by the 2004 RSU cost. For fiscal year 2003, Mr. McCartney received 6,751 RSUs in lieu of receiving 50% of his annual incentive bonus of $209,300, or $104,650. The number of RSUs was determined by dividing $104,650 by the 2003 RSU Cost. Mr. McCartney held 31,872 RSUs at December 31, 2005 with a value of $965,403 determined by multiplying the number of RSUs by the closing market price of the Company’s class A common stock of $30.29 on December 30, 2005 (the last trading day prior to December 31, 2005).

(9)             The amounts indicated for Mr. Lacourciere under Other Annual Compensation include an automobile allowance paid in 2003 and part of 2004 and lease payments and maintenance expenses for an automobile leased by the Company for Mr. Lacourciere’s use for part of 2004 and all of 2005, as follows:

	2005	2004	2003
Automobile allowance	—	$7,350	$12,600
Automobile lease and maintenance payments	$20,143	8,453	—

(10)       For fiscal year 2005, Mr. Lacourciere received 3,390 RSUs in lieu of receiving 75% of his annual bonus of $105,500, or $79,125. The number of RSUs was determined by dividing $79,125 by the 2005 RSU Cost. For fiscal year 2004, Mr. Lacourciere received 4,488 RSUs in lieu of receiving $100,000 of his annual bonus of $218,124. The number of RSUs was determined by dividing $100,000 by the 2004 RSU Cost. For fiscal year 2003, Mr. Lacourciere received 6,451 RSUs in lieu of receiving $100,000 of his annual bonus of $189,674. The number of RSUs was determined by dividing $100,000 by the 2003 RSU Cost. Mr. Lacourciere held 23,974 RSUs at December 31, 2005 with a value of $726,173 determined by multiplying the number of RSUs by the closing market price of the Company’s class A common stock of $30.29 on December 30, 2005 (the last trading day prior to December 31, 2005).

(11)       The amounts shown for Mr. Cawte under Salary, Other Annual Compensation and All Other Compensation for 2005 have been converted from British pounds into U.S. dollars based on the conversion rate of 1.72 U.S. Dollars for one British pound as of December 31, 2005.

(12)       The amounts shown for Mr. Cawte under Salary, Other Annual Compensation and All Other Compensation for 2004 have been converted from British pounds into U.S. dollars based on the conversion rate of 1.93 U.S. Dollars for one British pound as of December 31, 2004.

(13)       The amounts shown for Mr. Cawte under Salary, Other Annual Compensation and All Other Compensation for 2003 have been converted from British pounds into U.S. dollars based on the conversion rate of 1.79 U.S. Dollars for one British pound as of December 31, 2003.

(14)       The amounts indicated for Mr. Cawte under Other Annual Compensation consist of an annual automobile allowance and an annual payment equal to 16% of Mr. Cawte’s bonus and base salary for investment by Mr. Cawte into his personal retirement savings plan. Mr. Cawte does not participate in the Company’s Pension Plan or Supplemental Plan. The allocations of the amounts indicated are as follows:

	2005	2004	2003
Automobile allowance	$22,962	$25,766	$23,198
Retirement plan payment	70,562	53,635	58,311

(15)       For fiscal year 2005, Mr. Cawte received 8,031 RSUs in lieu of receiving his entire annual bonus of $187,463. The number of RSUs was determined by dividing $187,463 by the 2005 RSU cost. For fiscal year 2004, Mr. Cawte received 5,451 RSUs in lieu of receiving his entire annual bonus of $121,469. The number of RSUs was determined by dividing $121,469 by the 2004 RSU cost. For fiscal year 2003, Mr. Cawte received 8,700 RSUs in lieu of receiving his entire annual bonus of $134,855. The number of RSUs was determined by dividing $134,855 by the 2003 RSU Cost. Mr. Cawte held 18,159 RSUs at December 31, 2005 with a value of $550,036 determined by multiplying the number of RSUs by the closing market price of the Company’s class A common stock of $30.29 on December 30, 2005 (the last trading day prior to December 31, 2005).

(16)       The amounts indicated for Mr. White under Other Annual Compensation consist of automobile allowance payments.

(17)       For fiscal year 2005, Mr. White received 2,554 RSUs in lieu of receiving 40% of his annual bonus of $149,064, or $59,626. The number of RSUs was determined by dividing $59,626 by the 2005 RSU Cost. For fiscal year 2004, Mr. White received 2,667 RSUs in lieu of receiving 40% of his annual bonus of $148,574, or $59,430. The number of RSUs was determined by dividing $59,430 by the 2004 RSU cost. For fiscal year 2003, Mr. White received 615 RSUs in lieu of receiving 20% of his annual incentive bonus of $47,678, or $9,536. The number of RSUs was determined by dividing $9,536 by the 2003 RSU Cost. Mr. White held 6,316 RSUs at December 31, 2005 with a value of $191,312 determined by multiplying the number of RSUs by the closing market price of the Company’s class A common stock of $30.29 on December 30, 2005 (the last trading day prior to December 31, 2005).

Stock Option Grants

The following table shows information concerning options to purchase the Company’s class A common stock granted during 2005 to the named executive officers.

					Potential Realizable
	Individual Grant				Value at Assumed
	Number of Securities Underlying Options	% of Total Options Granted to Employees	Exercise or Base	Expiration	Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted(#)(1)	in Fiscal Year	Price($/sh)(2)	Date	5% ($)	10% ($)
Patrick S. O’Keefe	50,000	16.1	32.07	8/5/2015	1,008,441	2,555,498
William C. McCartney	25,000	8.1	32.07	8/5/2015	504,221	1,277,749
Paul A. Lacourciere	20,000	6.5	32.07	8/5/2015	403,377	1,022,199
J. Dennis Cawte	15,000	4.8	32.07	8/5/2015	302,532	766,649
Douglas T. White	10,000	3.2	32.07	8/5/2015	201,688	511,100

(1)          All options were granted under the Company’s 2004 Stock Incentive Plan as of August 5, 2005. All options vest over four years at the rate of 25% per year on successive anniversaries of the date of grant and generally terminate upon the earlier of six months following termination of employment, subject to certain exceptions, or ten years from the date of grant.

(2)          Represents the closing sale price on the date of grant.

(3)          Based upon the closing sale price on the date of grant and an annual appreciation at the rate stated through the expiration date of such options. The dollar amounts in these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

Aggregated Option Exercises and Option Values

The following table shows information concerning the exercise of stock options during 2005 by each of the named executive officers and the fiscal year-end value of unexercised options.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In-the-Money Options
	Acquired on	Value	Year-End (#)(2)		At Fiscal Year-End ($)(3)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick S. O’Keefe	0	0	62,500	137,500	757,875	872,125
William C. McCartney	0	0	72,495	73,750	995,956	508,263
Paul A. Lacourciere	57,040	1,161,782	25,000	59,000	321,850	408,210
J. Dennis Cawte	6,000	121,080	17,750	41,250	217,523	259,358
Douglas T. White	0	0	10,000	24,000	121,260	139,540

(1)          Based on the difference between the market price on the date of exercise and the exercise price of the options before income taxes.

(2)          Options vest over either four or five years at the rate of 25% or 20% per year, respectively, on successive anniversaries of the grant date and generally terminate upon the earlier of six months following the termination of employment, subject to certain exceptions, or ten years from the date of grant.

(3)          Based on the difference between the closing sale price of $30.29 on December 30, 2005 (the last trading day prior to December 31, 2005) and the exercise price of the options before income taxes.

Compensation Committee Interlocks and Insider Participation

During 2005, Mr. Jackson, Mr. McGillicuddy, Mr. Moran and Mr. Murphy served as members of the Company’s Compensation Committee. None of the directors who served as members of the Compensation Committee during 2005 is an executive officer of the Company.

None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Pension Plan

The Company maintains a qualified noncontributory defined benefit pension plan (the “Pension Plan”) for eligible salaried employees of the Company and its subsidiaries, including the named executive officers specified in the “Summary Compensation Table” above, and it maintains a nonqualified noncontributory defined benefit supplemental plan (the “Supplemental Plan”) generally for certain highly compensated employees. The eligibility requirements of the Pension Plan are attainment of age 21 and one year of service of 1,000 or more hours. The assets of the Pension Plan are maintained in a trust fund at Citigroup Institutional Trust Company. The Pension Plan is administered by the Pension Plan Committee, which is appointed by the Board of Directors of the Company. Annual contributions to the Pension Plan are computed by an actuarial firm based on normal pension costs and a portion of past service costs. The Pension Plan provides for monthly benefits to, or on behalf of, each covered employee at age 65 and has provisions for early retirement after ten years of service and attainment of age 55 and surviving spouse benefits after five years of service. Covered employees who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The Pension Plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

The annual normal retirement benefit for employees under the Pension Plan is 1.67% of Final Average Compensation (as defined in the Pension Plan) multiplied by years of service (maximum 25 years), reduced by the Maximum Offset Allowance (as defined in the Pension Plan). For employment terminations after the 2001 plan year, annual compensation in excess of $200,000 per year (subject to cost of living adjustments) is disregarded under the Pension Plan for all purposes. For plan year 2005, this limit is $210,000. However, benefits accrued prior to the 1989 plan year may be based on compensation in excess of $210,000. Compensation recognized under the Pension Plan includes base salary and annual cash bonus.

The Supplemental Plan provides additional monthly benefits to (i) a select group of key executives, including the Company’s Chief Executive Officer, under Tier 1-T, Tier 1 or Tier 1-A, as determined by the Board of Directors, (ii) to individuals who were projected to receive reduced benefits as a result of changes made to the Pension Plan to comply with the Tax Reform Act of 1986 under Tier 2 and (iii) to executives who will be affected by IRS and other plan-specific limits on Pension Plan Compensation under Tier 3 or Tier 4.  With regard to executives who are affected by plan-specific limits on Pension Plan compensation, Tier 3 of the Supplemental Plan includes any compensation paid in excess of the statutory qualified Pension Plan limit, while Tier 4 includes any amounts of deferred compensation that would otherwise have been treated as pensionable wages under the qualified Pension Plan.

Tier 1-T benefits are provided to a select group of key executives. The annual benefit payable under this Tier is equal to the difference between (1) 3.00% of the highest three-year average pay multiplied by years of service, to a maximum of 50% of average pay and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62.

The following table illustrates total annual normal retirement benefits (payable from both the Pension Plan and from the Supplemental Plan and assuming attainment of age 62 during 2005) for various levels of Final Average Compensation and years of benefit service under Tier 1-T of the Supplemental Plan.

	Estimated Total Annual Retirement Benefit
Final Average Compensation for	(Pension Plan plus Supplemental Plan, Tier 1-T)
Three Highest Consecutive Years	Based on Years of Service(1)
in Last 10 Years:	5 Years	10 Years	15 Years	20 Years
$100,000	$15,000	$30,000	$45,000	$50,000
150,000	22,500	45,000	67,500	75,000
200,000	30,000	60,000	90,000	100,000
250,000	37,500	75,000	112,500	125,000
300,000	45,000	90,000	135,000	150,000
350,000	52,500	105,000	157,500	175,000
400,000	60,000	120,000	180,000	200,000
450,000	67,500	135,000	202,500	225,000
500,000	75,000	150,000	225,000	250,000
550,000	82,500	165,000	247,500	275,000
600,000	90,000	180,000	270,000	300,000
650,000	97,500	195,000	292,500	325,000
700,000	105,000	210,000	315,000	350,000
750,000	112,500	225,000	337,500	375,000
800,000	120,000	240,000	360,000	400,000
850,000	127,500	255,000	382,500	425,000
900,000	135,000	270,000	405,000	450,000
950,000	142,500	285,000	427,500	475,000
1,000,000	150,000	300,000	450,000	500,000
1,050,000	157,500	315,000	472,500	525,000
1,100,000	165,000	330,000	495,000	550,000
1,150,000	172,500	345,000	517,500	575,000
1,200,000	180,000	360,000	540,000	600,000
1,250,000	187,500	375,000	562,500	625,000
1,300,000	195,000	390,000	585,000	650,000

(1)          The annual Pension Plan benefit is computed on the basis of a straight life annuity.

Tier 1 benefits are provided to a select group of key executives. The annual benefit under this Tier payable at normal retirement is equal to the difference between (1) 2% of the highest three-year average pay multiplied by years of service up to ten years, plus 3% of average pay times years of service in excess of ten years (but not to exceed 20 years), to a maximum of 50% of average pay and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62.

The following table illustrates total annual normal retirement benefits (payable from both the Pension Plan and from the Supplemental Plan and assuming attainment of age 62 during 2005) for various levels of Final Average Compensation and years of benefit service under Tier 1 of the Supplemental Plan.

	Estimated Total Annual Retirement Benefit
Final Average Compensation for	(Pension Plan plus Supplemental Plan, Tier 1)
Three Highest Consecutive Years	Based on Years of Service(1)
in Last 10 Years:	5 Years	10 Years	15 Years	20 Years
$100,000	$10,000	$20,000	$35,000	$50,000
150,000	15,000	30,000	52,500	75,000
200,000	20,000	40,000	70,000	100,000
250,000	25,000	50,000	87,500	125,000
300,000	30,000	60,000	105,000	150,000
350,000	35,000	70,000	122,500	175,000
400,000	40,000	80,000	140,000	200,000
450,000	45,000	90,000	157,500	225,000
500,000	50,000	100,000	175,000	250,000
550,000	55,000	110,000	192,500	275,000
600,000	60,000	120,000	210,000	300,000
650,000	65,000	130,000	227,500	325,000
700,000	70,000	140,000	245,000	350,000

(1)          The annual Pension Plan benefit is computed on the basis of a straight life annuity.

Tier 1-A benefits are provided to a select group of key executives. The annual benefit payable under this Tier is equal to the difference between (1) 1.75% of the highest three year average pay multiplied by years of service up to ten years, plus 2.25% of average pay times years of service in excess of ten years (but not to exceed 20 years), to a maximum of 40% of average pay and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62.

The following table illustrates total annual normal retirement benefits (payable from both the Pension Plan and from the Supplemental Plan and assuming attainment of age 62 during 2005) for various levels of Final Average Compensation and years of benefit service under Tier 1-A of the Supplemental Plan.

	Estimated Total Annual Retirement Benefit
Final Average Compensation for	(Pension Plan plus Supplemental Plan, Tier 1-A)
Three Highest Consecutive Years	Based on Years of Service(1)
in Last 10 Years:	5 Years	10 Years	15 Years	20 Years
$100,000	$8,750	$17,500	$28,750	$40,000
150,000	13,125	26,250	43,125	60,000
200,000	17,500	35,000	57,500	80,000
250,000	21,875	43,750	71,875	100,000
300,000	26,250	52,500	86,250	120,000
350,000	30,625	61,250	100,625	140,000
400,000	35,000	70,000	115,000	160,000
450,000	39,375	78,750	129,375	180,000
500,000	43,750	87,500	143,750	200,000
550,000	48,125	96,250	158,125	220,000

(1)          The annual Pension Plan benefit is computed on the basis of a straight life annuity.

Tier 2 benefits are provided to individuals not covered under Tier 1-T, Tier 1, or Tier 1-A who were projected to receive reduced benefits as a result of changes made to the Pension Plan to comply with the Tax Reform Act of 1986. The annual normal retirement benefit payable under this Tier is equal to the difference between (1) the pre-Tax Reform Act formula of 45% of Final Average Compensation less 50% of the participant’s Social Security Benefit, the result prorated for years of service less than 25, and (2) the Pension Plan formula above. For the 2005 Plan Year, Annual Compensation in excess of $393,900 is disregarded for all purposes under Tier 2 of the Supplemental Plan. Tier 3 benefits are provided to individuals not covered under Tier 1-T, Tier 1, Tier 1-A or Tier 2 who will be affected by IRS or other plan-specific limits on Pension Plan compensation. The annual normal retirement benefit payable under this Tier is based on the Pension Plan formula set forth above, with Annual Compensation in excess of $315,120 disregarded. Compensation recognized under the Supplemental Plan is W-2 pay, including amounts deferred under the Management Stock Purchase Plan, the Nonqualified Deferred Compensation Plan, and pursuant to Sections 401 and 125 of the Internal Revenue Code, but excluding income realized upon the exercise of stock options.

The following table illustrates total annual normal retirement benefits (payable from both the Pension Plan and from the Supplemental Plan and assuming attainment of age 65 during 2005) for various levels of Final Average Compensation and years of benefit service under Tier 2 of the Supplemental Plan, prior to application of the Social Security offset, which is an integral part of the benefits payable under the Supplemental Plan.

	Estimated Total Annual Retirement Benefit
	(Pension Plan plus Supplemental Plan, Tier 2)
Final Average Compensation for	Based on Years of Service(1)
Five Highest Consecutive Years				25 Years
in Last 10 Years:	10 Years	15 Years	20 Years	or more
$100,000	$18,000	$27,000	$36,000	$45,000
150,000	27,000	40,500	54,000	67,500
200,000	36,000	54,000	72,000	90,000
250,000	45,000	67,500	90,000	112,500
300,000	54,000	81,000	108,000	135,000
350,000	63,000	94,500	126,000	157,500
400,000 and higher	67,734	101,601	135,468	169,335

(1)          The annual Pension Plan benefit is computed on the basis of a straight life annuity.

Mr. O’Keefe, Mr. McCartney, Mr. Lacourciere, and Mr. White have 4, 21, 20, and 5 years, respectively, of benefit service under the Pension Plan. Mr. O’Keefe is eligible for Tier 1-T benefits.   Mr. McCartney is eligible for Tier 1 benefits. Mr. Lacourciere is eligible for Tier 1-A benefits. Mr. White is eligible for Tier 3 and Tier 4 benefits. Mr. Cawte does not participate in the Pension Plan or the Supplemental Plan. For the 2005 plan year, eligible employees were limited to a maximum annual benefit under the Pension Plan of $170,000 (subject to cost of living adjustments) under Internal Revenue Code requirements regardless of their years of service or Final Average Compensation.

Consulting and Deferred Compensation Agreements

The Company and Timothy P. Horne, a director of the Company and the Company’s former Chief Executive Officer and President, are parties to a Supplemental Compensation Agreement, providing for Mr. Horne’s services to the Company and compensation following his retirement from the Company on December 31, 2002. Mr. Horne has agreed to provide consulting services to the Company for 300 to 500 hours per year so long as he is physically able. For these services, the Company agreed to pay Mr. Horne $500,000 for calendar years 2003, 2004 and 2005, $410,665 for calendar year 2006 and $400,000 for each calendar year thereafter, subject to certain cost-of-living increases each year. In the event of a change of control of the Company, Mr. Horne has the right to elect to receive a lump-sum payment instead of the payments described above. If Mr. Horne elects to receive the lump-sum payment, his obligation to provide consulting services to the Company terminates. The lump-sum payment would equal the present value of $23,650 monthly for life and would be determined with reference to discount rates and mortality tables applicable under the Company’s Retirement Plan for Salaried Employees and an adjustment for inflation. The Company has also agreed to provide lifetime benefits to Mr. Horne, including use of Company secretarial services, use of an office at the Company’s corporate headquarters, retiree health insurance and reimbursement of tax and financial planning expenses, automobile maintenance expenses, one club membership, a customary director indemnification agreement and travel expenses when visiting Company facilities.

Timothy P. Horne was also entitled under a Deferred Compensation Agreement to retirement benefits aggregating $233,333 payable over a period of 28 consecutive months, which payments commenced upon his retirement from the Company on December 31, 2002. The Deferred Compensation Agreement represents compensation that Mr. Horne deferred prior to his retirement. The Company has fully expensed its obligations under this Deferred Compensation Agreement. The final payment under the Deferred Compensation Agreement was made in April 2005.

Compensation Committee Report

The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for the Company in light of all relevant circumstances and which provide incentives that further the Company’s long-term strategic plan and the overall goal of enhancing enduring stockholder value. The Compensation Committee reviews and approves the corporate goals and objectives with respect to the compensation of the Company’s executive officers, evaluates the performance of the Company’s executive officers in light of the goals and objectives that were set, considers management’s recommendations regarding the compensation of executive officers, makes recommendations to the Board or, with respect to the Chief Executive Officer, the independent members of the Board, as to the type and amount of compensation to be paid to the Company’s executive officers, and administers the Company’s equity incentive plans and executive compensation plans.

Compensation Philosophy

The Company’s executive compensation program is designed to promote corporate performance by aligning the interests of the Company’s executives with those of the stockholders thereby enhancing stockholder value. The Compensation Committee believes that executives should have a significant portion of their compensation tied directly and primarily to the performance of the business and secondarily to individual objectives established by management. To this end, overall compensation strategies and specific compensation plans have been developed to tie a significant portion of executive compensation to the success of the Company in meeting specified performance goals. The Executive Incentive Bonus Plan and the Management Stock Purchase Plan are intended to strengthen the executive compensation/corporate performance relationship. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate executives to achieve goals inherent in the Company’s business strategy, to link executive and stockholder interests and to provide compensation packages that recognize individual contributions as well as promote achievement of overall business goals.

The Company’s executive compensation program consists of three key components, each of which is intended to serve the overall compensation philosophy: base salary, an annual bonus or award of RSUs under the Management Stock Purchase Plan in lieu of all or a portion of the annual bonus, and grants of stock options. These programs, as well as the basis for the Chief Executive Officer’s compensation for 2005, are discussed below.

Base Salary

Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, coupled with a review of the compensation for similar positions at other comparable companies. In general, the base salary for an executive officer is intended to be at the midpoint in the base salary range for similar positions at comparable companies after three years of employment.

Executives’ base salaries are reviewed on an annual basis. Adjustments are determined by evaluating the performance of the Company and each executive officer. The performance of executive officers with functional or administrative responsibilities is considered by reviewing the quality and efficiency of administrative and functional processes. In the case of executive officers with responsibility for one or more business units within the Company, the business results of those units are also considered. The Compensation Committee also considers, where appropriate, certain non-financial performance measures, such as market expansion, corporate development and acquisitions, achievement of manufacturing efficiencies, product quality and/or relations with customers, suppliers or employees. Adjustments in base salary are also made when and as appropriate to reflect changes in job responsibilities. Executive officer base salaries were reviewed by the Compensation Committee in 2005, and the Compensation Committee recommended to the Board that it approve cost-of-living adjustments for all of the Company’s executive officers and employees and increases in the base pay for some of the executive officers based on merit.

The Compensation Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in the same-industry peer group established to compare stockholder returns. Thus, the compensation packages which may be considered during the Company’s compensation review process are not the same group as the peer group index in the Comparison of Five Year Cumulative Total Return graph included elsewhere in this proxy statement.

Annual Bonus

Under the Executive Incentive Bonus Plan (the “Bonus Plan”), each of the Company’s executive officers and other key employees are eligible for an annual cash bonus. Corporate performance objectives are established at or near the beginning of each fiscal year by the Chief Executive Officer and the Chief Financial Officer in consultation with the Compensation Committee. The participants are generally assigned three goals, consisting of a sales growth objective, an economic value added or cash flow objective, and an earnings objective. The economic value added objective compares the net after tax return on investment to the Company’s long-term cost of capital. In the discretion of the Compensation Committee, a participant’s goals with respect to each of the above described objectives may be based on the performance of the business unit or segment for which such participant is primarily responsible. For 2005, Mr. Lacourciere’s bonus was based on the performance of the Company’s North America and China segments, Mr. Cawte’s bonus was based on the performance of the Company’s Europe segment and Mr. White’s bonus was based on the performance of the Company’s water treatment and under-floor radiant applications business units. Once the goals are established, eligible executives are assigned a target bonus as a percentage of base salary. Each of the three goals described above carries a percentage weight of 33 1/3% of the target bonus. For those participants who are assigned alternative goals, the Compensation Committee, in consultation with the Chief Executive Officer, determines the relative weight to be assigned to each goal. To the extent the Company achieves more than 100% of a goal, the participant is eligible to receive more than 100% of his target bonus attributable to that goal, which can result in a participant receiving more than 100% of his total target bonus, up to a maximum of 200% of the participant’s target bonus. The Compensation Committee believes that a significant portion of executive compensation should be tied to an annual bonus based primarily on the performance of the Company and that the Bonus Plan accomplishes that objective. The Compensation Committee believes that the target bonus for each executive officer should generally allow such officer to achieve the midpoint in the total cash compensation range for similar positions at comparable companies when the Company achieves 100% of the Bonus Plan objectives. Correspondingly, executive officers should receive total cash compensation above the midpoint of such range when the Company achieves greater than 100% of the Bonus Plan objectives and below the midpoint of such range when the Company achieves less than 100% of the Bonus Plan objectives.

With respect to bonuses for 2005, the Company achieved greater than 100% of the financial objectives for the fiscal year. The Company had increased sales in North America, Europe and Asia. These increased sales, in addition to improved manufacturing efficiencies in the Company’s North America and Europe segments, contributed to the achievement of the operating profit objective. The Company’s continued focus on asset management, as well as continued strong cash flows generated from operations, contributed to the attainment of the economic value added objective.

Stock Plans

Equity-based incentive compensation for executive officers during 2005 was provided in the form of the purchase of restricted stock units under the Company’s Management Stock Purchase Plan and/or stock option awards under the Company’s 2004 Stock Incentive Plan. The Compensation Committee believes equity-based incentive compensation aligns executive and shareholder interests because (i) the use of a multi-year vesting schedule for stock option awards and restricted stock units encourages executive retention and emphasizes long-term growth, and (ii) paying a significant portion of management’s compensation in equity of the Company provides management with an incentive to increase shareholder value over the long term.

The Compensation Committee monitors compliance with the stock retention and ownership guidelines approved by the Compensation Committee for all executive officers and other members of senior management. These guidelines require executive officers and certain other members of senior management to hold Company stock within five years of the beginning of their employment with a value that is at least equal to twice the amount of their base salary. The Compensation Committee reserves the right to reduce or eliminate stock option awards or prevent participation in the Company’s Management Stock Purchase Plan to those officers who do not meet the stock ownership guidelines.

Management Stock Purchase Plan.   The Company’s Management Stock Purchase Plan is intended to increase the incentive for the Company’s executives to purchase and hold more of the Company’s class A common stock thereby more closely aligning their interests with the interests of the stockholders. Under the Management Stock Purchase Plan, participants may elect to receive RSUs in lieu of all or a portion of their pre-tax annual incentive bonus and, in some circumstances, make after-tax contributions up to 100% of the participant’s maximum bonus, in exchange for RSUs. Participants are required to make an election no later than the last day of the fiscal year prior to the year in which such annual incentive bonus is earned. Each RSU represents the right to receive one share of class A common stock after a three-year vesting period and a participant may elect to defer receipt of the underlying stock for an additional period of time after the vesting period. The Management Stock Purchase Plan permits a participant to defer income and the taxes due thereon until the RSUs are converted to stock. RSUs are granted at a discount of 33% from the fair market value of the Company’s class A common stock on the date of grant which is the date that annual incentive bonuses are paid or would otherwise be paid. The Compensation Committee has restricted the number of stock options granted and the number of individuals receiving options under the Company’s stock option plans in order to further motivate executives to participate in the Management Stock Purchase Plan.

Stock Options.   Under the Company’s 2004 Stock Incentive Plan, stock options may be granted to the Company’s executive officers and other employees. The Compensation Committee will continue to set guidelines for the size of stock option awards based on similar factors as used to determine base salaries and annual bonuses, including corporate performance, individual performance against objectives and peer group comparisons. However, as previously noted, the Compensation Committee has restricted the number of stock options granted to executives in order to motivate them to participate in the Management Stock Purchase Plan. Stock options are a vehicle for the payment of long-term compensation and are intended to motivate executives to improve stock market performance.

Stock options are designed to align the interests of the executives with those of the stockholders over the long-term, as the full benefit of the compensation package will not be realized unless stock appreciation occurs over a number of years. Stock options under the 2004 Stock Incentive Plan, which may be either incentive or nonqualified options, are typically granted annually and vest 25% per year over four years beginning with the first anniversary of the grant date. Under the 2004 Stock Incentive Plan, the exercise price for incentive stock option grants equals the market price of the class A common stock on the date of the grant with an exception for executives who own more than 10% of the combined voting power of the Company; for those employees, the exercise price is equal to 110% of the market price on the date of the grant. Under the 2004 Stock Incentive Plan, nonqualified stock options have an exercise price which may be no less than 50% of the market price on the date of the grant and generally vest 25% per year over four years beginning with the first anniversary of the grant date. The Company’s Board of Directors has not granted any stock options under the 2004 Stock Incentive Plan with an exercise price below fair market value. The duration of options under the 2004 Stock Incentive Plan is generally 10 years, with the exception of incentive stock option grants to owners of more than 10% of the combined voting power of the Company, in which case such grants terminate after 5 years. Options for 2005 were granted in August at a regularly scheduled meeting of the Board of Directors.

Chief Executive Officer Compensation

In August 2005, Mr. O’Keefe’s annual base salary was increased by 5.14% from $525,000 to $552,000, and his target bonus as a percentage of base salary was increased from 75% to 85%. This change was made as a result of a review of Mr. O’Keefe’s compensation and performance conducted by the Compensation Committee with the assistance of an outside compensation consulting firm. The Compensation Committee determined that Mr. O’Keefe’s base salary of $525,000 was below the 25th percentile of base salary compensation levels for chief executive officers of selected peer companies, including A.O. Smith Corporation, Albany International Corp., Ametek, Inc., CIRCOR International, Inc., Flowserve Corporation, Gardner Denver, Inc., Graco Inc., IDEX Corporation, Modine Manufacturing Company, Mueller Industries, Inc., Robbins & Myers, Inc., Roper Industries, Inc. and Waters Corporation. The companies included in the peer group are all in the durable goods and manufacturing industry and had revenues of between $382 million and $2.4 billion in 2004, with median revenue of $970 million, which approximates the revenue generated by the Company in 2005. Mr. O’Keefe’s target bonus of 75% of his base salary was approximately between the 35th and 40th percentiles of paid bonus compensation for chief executive officers of the same group of peer companies, assuming the Company achieved 100% of the bonus goals assigned to Mr. O’Keefe. Mr. O’Keefe’s increased compensation amounts place his base salary at approximately the 25th percentile of the selected peer companies and his target bonus at approximately the 40th percentile of paid bonuses of the selected peer companies, assuming the Company achieves 100% of the bonus goals assigned to Mr. O’Keefe. The Compensation Committee believes the increase in Mr. O’Keefe’s compensation was appropriate in light of the Company’s performance and in order to remain competitive with the Company’s peer group identified above. The amount of Mr. O’Keefe’s bonus for 2005 was determined using the same criteria described above for all executive officers. In August 2005, Mr. O’Keefe was granted stock options to purchase an aggregate of 50,000 shares of the Company’s class A common stock. In determining the number of options granted to Mr. O’Keefe, the Compensation Committee considered Mr. O’Keefe’s total remuneration, prior equity awards, the Company’s financial results over the preceding twelve-month period and the number and expected value of options granted to chief executive officers of the selected peer companies. Based on an analysis performed by the outside compensation consulting firm retained by the Compensation Committee, the number of shares underlying the stock options granted to Mr. O’Keefe in 2005 was approximately between the 30th and 40th percentiles with respect to the number of shares underlying annual stock option grants to the chief executive officers of the peer companies identified above and the expected value of the shares underlying such option grants. Mr. O’Keefe participates in the Company’s Pension Plan and Supplemental Plan as described above under “Pension Plan.”  Retirement benefits payable to Mr. O’Keefe under the Company’s Pension Plan and Supplemental Plan are not included in the above described peer group comparisons of Mr. O’Keefe’s base salary, bonus and stock option grant and would have the effect of increasing the relative value of Mr. O’Keefe’s total compensation when compared to companies in the peer group that do not have similar benefit plans. The Company also provides Mr. O’Keefe with a leased automobile. The Compensation Committee believes that Mr. O’Keefe’s total compensation, including his participation in the Company’s Pension Plan and Supplemental Plan, is fair and consistent with the Company’s results in 2005.

Company Policy on Qualifying Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid, in any taxable year, to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Conclusion

Through the programs described above, a significant portion of the Company’s executive compensation is linked to corporate performance and stock appreciation. The Compensation Committee believes that the Bonus Plan closely aligns executive compensation to corporate performance. In addition, the Compensation Committee believes that properly balancing the grant of stock options and restricted stock units will further encourage executives and management employees to acquire a greater equity stake in the Company and will motivate them to contribute to the future growth and success of the Company, thereby making stock appreciation a shared interest for both stockholders and executive officers and other key employees.

Compensation Committee
Daniel J. Murphy, III, Chair
Ralph E. Jackson, Jr.
John K. McGillicuddy
Gordon W. Moran

Audit Committee Report

The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function. This includes the selection and evaluation of the Company’s independent registered public accounting firm, oversight of the Company’s systems of internal accounting and financial controls, a review of the annual independent audit of the Company’s financial statements, review of the Company’s Code of Business Conduct and Ethics, the establishment of “whistle-blowing” procedures, and oversight of other compliance matters.

As part of its annual review of the adequacy of the Audit Committee charter, the Audit Committee recommended to the Board that it amend the Audit Committee charter to include additional provisions with respect to (i) the role of the Audit Committee in overseeing the effectiveness of the Company’s internal control procedures, (ii) review by the Audit Committee of the Company’s annual internal controls report and the independent registered public accounting firm’s attestation to such report, (iii) review by the Audit Committee of any restrictions or limitations placed on the Company’s internal auditors, (iv) executive sessions of the Audit Committee, and (v) the preparation and review of appropriate briefing materials and meeting minutes. In response to the Audit Committee’s recommendations, the Board adopted a revised charter for the Audit Committee in February 2006, a copy of which is attached as Appendix A to this proxy statement.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2005 with the management of the Company. The Audit Committee also reviewed and discussed the audited financial statements and the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380) with KPMG, the Company’s independent registered public accounting firm. The Audit Committee received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee) and discussed with KPMG the matters disclosed in this letter and their independence from the Company.  The Audit Committee also considered whether KPMG’s provision of other, non-audit related services to the Company is compatible with maintaining such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2005 Annual Report on Form 10-K for filing with the SEC and selected KPMG as the independent registered public accounting firm of the Company for 2006.

Audit Committee
John K. McGillicuddy, Chair
Ralph E. Jackson, Jr.
Gordon W. Moran
Daniel J. Murphy, III

Performance Graph

Set forth below is a line graph comparing the cumulative total shareholder return on the Company’s class A common stock for the last five years with the cumulative return of companies on the Standard & Poor’s 500 Stock Index, the Russell 2000 Index, and a peer group of companies.  The peer group is composed of A.O. Smith Corporation, IDEX Corporation, Jacuzzi Brands, Inc., Mueller Industries Inc., Pentair Inc. and Flowserve Corporation. CUNO Inc. and York International Corporation are no longer included in the peer group as these companies were acquired during 2005 and their securities are no longer publicly traded. The graph assumes that the value of the investment in the Company’s class A common stock and each index or peer group was $100 at December 31, 2000 and that all dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
Among Watts Water Technologies, Inc.,
The S&P 500 Index, the Russell 2000 Index and a Peer Group

*$100 invested on December 31, 2000 in stock or index—including reinvestment of dividends.

Fiscal year ending December 31:

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
Watts Water Technologies, Inc	100.00	109.88	116.95	167.29	245.61	233.13
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
Peer Group	100.00	116.23	103.00	142.20	216.06	211.93

Certain Relationships and Related Transactions

Timothy P. Horne, a director and former chief executive officer of the Company, received an aggregate of $146,154 in retirement benefit payments during 2005 under the Company’s Pension Plan.

Kenneth J. McAvoy, a director and former chief financial officer of the Company, received an aggregate of $109,152 in retirement benefit payments during 2005 under the Company’s Pension Plan and Supplemental Plan.

George B. Horne, the father of Timothy P. Horne, a director of the Company, received an aggregate of $95,506 in retirement benefit payments during 2005 under the Company’s Pension Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the class A common stock to file with the SEC and the NYSE initial reports of ownership and changes in ownership of Company stock and provide copies of such forms to the Company. Based on a review of the copies of such forms provided to the Company and written representations furnished to it, the Company believes that during the year ended December 31, 2005, all reports required by Section 16(a) to be filed by the aforementioned persons were filed on a timely basis, except that a Form 4 reporting the exercise of a stock option for the purchase of 3,094 shares of class A common stock by Gordon W. Moran was not timely filed and a Form 4 reporting (i) the transfer by Daniel W. Horne of 625 shares of class A common stock into the Daniel W. Horne Trust – 1980, of which Timothy P. Horne is the sole trustee, and (ii) the transfer by Deborah Horne of 2,275 shares of class A common stock into the Deborah Horne Trust – 1976, of which Timothy P. Horne is sole trustee, was not timely filed.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Delaware law does not require that the selection by the Audit Committee of the Company’s independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the selection of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee and the Board recommend that the stockholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2006. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider its selection.

The Company expects that representatives of KPMG will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

During 2005, KPMG provided various audit, audit-related and tax services to the Company. The Audit Committee has adopted policies and procedures which require the Audit Committee to pre-approve all audit and non-audit services performed by KPMG in order to assure that the provision of such services does not impair KPMG’s independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service the Company obtains from KPMG.

The aggregate fees billed for professional services by KPMG in 2005 and 2004 for audit, audit-related, tax and non-audit services were:

Type of Fees	2005	2004
Audit Fees:	$3,056,598	$3,578,266
Audit-Related Fees:	$88,300	$1,142,585
Tax Fees:	$109,313	$111,572
All Other Fees:	—	—
Total:	$3,254,211	$4,832,423

Audit fees include fees the Company paid KPMG for professional services for the audit of the Company’s annual financial statements included in the Company’s annual report on Form 10-K, review of financial statements included in the Company’s quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters and consents. Audit fees for 2005 and 2004 also include the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees were for employee benefit plan audits. Audit-related fees for 2004 also include assessment and testing of internal controls and risk management processes beyond the level required as part of the consolidated audit. Tax fees include fees for tax compliance and tax advice. There were no other professional services rendered by KPMG in 2005 or 2004.

Holders of voting rights sufficient to ratify the selection of KPMG as the Company’s independent registered public accounting firm have indicated to the Company an intention to vote in favor of this proposal.

The Audit Committee and the Board of Directors recommend that stockholders vote FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2006.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number:  Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: Lester J. Taufen, Secretary, (978) 688-1811. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCKHOLDER PROPOSALS

In order for any stockholder proposal to be included in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders, such proposal must be received at the principal executive offices of the Company, 815 Chestnut Street, North Andover, MA 01845, Attention: Lester J. Taufen, Secretary, not later than November 27, 2006 and must satisfy certain rules of the SEC.

Nominations and proposals of stockholders may also be submitted to the Company for consideration at the 2007 Annual Meeting if certain conditions set forth in the Company’s bylaws are satisfied, but will not be included in the proxy materials unless the conditions set forth in the preceding paragraph are satisfied. Such nominations (or other stockholder proposals) must be delivered to or mailed and received by the Company not more than 120 days nor less than 75 days prior to the anniversary date of the 2006

Annual Meeting, which dates will be January 4, 2007 and February 18, 2007, respectively. Stockholder proposals received by the Company outside of the aforementioned dates will be considered untimely received for consideration at such Annual Meeting. If the date of the 2007 Annual Meeting is subsequently moved to a date more than seven days (in the case of director nominations) or ten days (in the case of other stockholder proposals) prior to the anniversary date of the 2006 Annual Meeting, the Company will publicly disclose such change, and nominations or other proposals to be considered at the 2007 Annual Meeting must be received by the Company not later than the 20th day after such disclosure (or, if disclosed more than 75 days prior to such anniversary date, the later of 20 days following such disclosure or 75 days before the date of the 2007 Annual Meeting, as rescheduled). To submit a nomination or other proposal, a stockholder should send the nominee’s name or proposal and appropriate supporting information required by the Company’s bylaws to the Secretary of the Company at the address set forth above.

Appendix A

WATTS WATER TECHNOLOGIES, INC.

Audit Committee Charter

I.   General Statement of Purpose

The purposes of the Audit Committee of the Board of Directors (the “Audit Committee”) of Watts Water Technologies, Inc. (the “Company”) are to:

•       assist the Board of Directors (the “Board”) in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the Company’s independent auditor, (4) the performance of the Company’s internal audit function, and (5) the effectiveness of the Company’s internal control structure; and

•       prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

II.   Composition

The Audit Committee shall consist of at least three (3) members of the Board, each of whom shall satisfy the independence requirements established by the New York Stock Exchange Listed Company Manual for listing on the exchange. Each member of the Audit Committee shall be financially literate (or shall become financially literate within a reasonable period of time after his or her appointment to the Audit Committee), as such qualification is interpreted by the Board in its business judgment. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. Unless otherwise determined by the Board (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

The members of the Audit Committee shall be appointed by the Board and may be replaced or removed by the Board with or without cause. Resignation or removal of a Director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Audit Committee. Any vacancy on the Audit Committee, occurring for whatever reason, may be filled only by the Board. Unless the Board elects a member of the Audit Committee to be Chairman of the Audit Committee, the Audit Committee shall elect a Chairman by majority vote.

No member of the Audit Committee may simultaneously serve on the audit committee of more than three (3) issuers having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

III.   Compensation

The compensation of Audit Committee members shall be as approved by the Board of Directors. A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee established by the Board, receive directly or indirectly any consulting, advisory or other compensatory fee from the Company.

IV.   Meetings

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly, in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent.

Periodically, the Audit Committee shall also meet separately with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditor. The Audit Committee shall also meet periodically in executive session.

Meeting agendas will be prepared and provided in advance of Audit Committee meetings, along with appropriate briefing materials. Minutes will be prepared for all Audit Committee meetings.

V.   Responsibilities and Authority

A.   Review of Charter

•       The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any amendments or modifications to the Charter that the Audit Committee deems appropriate.

B.   Annual Performance Evaluation of the Audit Committee

•       At least annually, the Audit Committee shall evaluate its own performance and report to the Board the results of its evaluation.

C.   Matters Relating to Selection, Performance and Independence of Independent Auditor

•       The Audit Committee shall be directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Audit Committee may consult with management in fulfilling these duties, but may not delegate these responsibilities to management.

•       The Audit Committee shall be directly responsible for oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company.

•       The Audit Committee shall instruct the independent auditor that the independent auditor shall report directly to the Audit Committee.

•       The Audit Committee shall pre-approve all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provision of “de minimus” non-audit services for the Company if the requirements of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

•       The Audit Committee should review and approve the scope and staffing of the independent auditor’s annual audit plan(s).

•       The Audit Committee shall request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, require that the independent auditor submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company, discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and based on such disclosures, statement and discussion take or recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

•       The Audit Committee shall evaluate the independent auditor’s qualifications, performance and independence, and shall present its conclusions with respect to the independent auditor to the full Board. As part of such evaluation, at least annually, the Audit Committee shall:

•        obtain and review a report or reports from the independent auditor describing (1) the auditor’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the auditor or by any inquiry or investigation by government or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditor, and any steps taken to address any such issues, and (3) in order to assess the auditor’s independence, all relationships between the independent auditor and the Company;

•        review and evaluate the performance of the independent auditor and the lead partner (and the Audit Committee may review and evaluate the performance of other members of the independent auditor’s audit staff); and

•        assure the regular rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under the Exchange Act and Regulation S-X.

In this regard, the Audit Committee shall also (1) seek the opinion of management and the internal auditors of the independent auditor’s performance and (2) consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm.

•       The Audit Committee shall set clear policies with respect to the potential hiring of current or former employees of the independent auditor.

D.   Audited Financial Statements and Annual Audit

•       The Audit Committee shall review the overall audit plan (both internal and external) with the independent auditor and the members of management who are responsible for preparing the Company’s financial statements, including the Company’s Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and such other officer or officers are referred to herein collectively as the “Senior Accounting Executive”).

•       The Audit Committee shall review and discuss with management (including the Company’s Senior Accounting Executive) and with the independent auditor the Company’s annual audited financial statements, including (a) all critical accounting policies and practices used or to be used by the Company, (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” prior to the filing of the Company’s Annual Report on Form 10-K, and (c) any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.

•       The Audit Committee must review:

(i)             any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements. The Audit Committee may consider the ramifications of the use of such alternative disclosures and treatments on the financial statements, and the treatment preferred by the independent auditor. The Audit Committee may also consider other material written communications between the independent auditor and management, such as any management representation letter or schedule of unadjusted differences;

(ii)         major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(iii)     major issues regarding accounting principles and procedures and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

(iv)       the effects of regulatory and accounting initiatives, as well as off-balance sheet transactions and structures, on the financial statements of the Company.

•       The Audit Committee shall review and discuss with the independent auditor (outside of the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995, and request assurance from the auditor that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

•       The Audit Committee shall review and discuss with the independent auditor any audit problems or difficulties and management’s response thereto. This review shall include (1) any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or its access to information, (2) any significant disagreements with management and (3) a discussion of the responsibilities, budget and staffing of the Company’s internal audit function. This review may also include:

(i)             any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

(ii)         any communications between the Company’s audit team and the independent auditor’s national office regarding auditing or accounting issues presented by the audit; and

(iii)     any management or internal control letter issued, or proposed to be issued, by the auditor.

•       The Audit Committee shall discuss with the independent auditor those matters brought to the attention of the Audit Committee by the auditor pursuant to Statement on Auditing Standards No. 61, as amended (“SAS 61”).

•       The Audit Committee shall also review and discuss with the independent auditor the report required to be delivered by such auditor pursuant to Section 10A(k) of the Exchange Act.

•       The Audit Committee shall review and discuss with management, the independent auditor and the internal auditors the Company’s annual internal control report and the independent auditor’s attestation to such report.

•       If brought to the attention of the Audit Committee, the Audit Committee shall discuss with the CEO and CFO of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC’s rules and forms, and (2) any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

•       Based on the Audit Committee’s review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor concerning the independent auditor’s independence, the Audit Committee shall make a recommendation to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year.

•       The Audit Committee shall prepare the Audit Committee report required by Item 306 of Regulation S-K of the Exchange Act (or any successor provision) to be included in the Company’s annual proxy statement.

E.   Internal Auditors

•       The Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation may include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditor. The Audit Committee shall review and approve the appointment and/or replacement of the senior officer or officers responsible for the internal audit function.

•       The Audit Committee shall review and discuss with the senior officer or officers responsible for the internal audit function whether there are any inappropriate restrictions or limitations placed on the Company’s internal auditors.

F.   Unaudited Quarterly Financial Statements

•       The Audit Committee shall discuss with management and the independent auditor (1) the Company’s quarterly financial statements and the Company’s related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (2) such issues as may be brought to the Audit Committee’s attention by the independent auditor pursuant to Statement on Auditing Standards No. 100, and (3) any significant financial reporting issues that have arisen in connection with the preparation of such financial statements.

G.   Earnings Press Releases

•       The Audit Committee shall discuss generally the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made (paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information).

H.   Risk Assessment and Management

•       The Audit Committee shall discuss generally the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management.

•       In connection with the Audit Committee’s discussion of the Company’s risk assessment and management guidelines, the Audit Committee may discuss or consider the Company’s major financial risk exposures and the steps that the Company’s management has taken to monitor and control such exposures.

I.   Procedures for Addressing Complaints and Concerns

•       The Audit Committee shall establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

J.   Regular Reports to the Board

•       The Audit Committee shall regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditor, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board. The Audit Committee shall review with the Board all significant actions taken by the Audit Committee. Copies of the minutes of each Audit Committee meeting shall be distributed to the entire Board.

K.   Legal and Regulatory Compliance

•       The Audit Committee shall discuss with management and the independent auditor and review with the Board the legal and regulatory requirements applicable to the Company and its subsidiaries and the Company’s compliance with such requirements. After these discussions, the Audit Committee may, if it determines it to be appropriate, make recommendations to the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

•       The Audit Committee shall discuss with management and review with the Board the Company’s policies and procedures regarding compliance with the Company’s Code of Business Conduct and Ethics.

•       The Audit Committee shall discuss with management legal matters (including pending or threatened litigation) that may have a material effect on the Company’s financial statements or its compliance policies and procedures.

VI.   Additional Authority

The Audit Committee is authorized, on behalf of the Board, to do any of the following:

A.   Engagement of Advisors

•       The Audit Committee may engage independent counsel and such other advisors it deems necessary to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors.

B.   General

•       The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members as the Audit Committee deems appropriate to carry out its responsibilities and exercise its powers, except to the extent prohibited under NYSE Section 303A(7).

•       The Audit Committee may perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.

•       In performing its oversight function, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the independent auditor and such experts, advisors and professionals as may be consulted with by the Audit Committee.

•       The Audit Committee is authorized to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company’s financial statements or determining whether the Company’s financial statements are complete, accurate and in accordance with GAAP. Such responsibilities are the duty of management and, to the extent of the independent auditor’s audit responsibilities, the independent auditor. In addition, it is not the duty of the Audit Committee to conduct investigations or to ensure compliance with laws and regulations.

Adopted by the Board of Directors at a meeting held on February 10, 2004

Amended by the Board of Directors at a meeting held on February 7, 2006

PROXY

WATTS WATER TECHNOLOGIES, INC.

815 Chestnut Street, North Andover, MA 01845
Proxy for Class A Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick S. O’Keefe and William C. McCartney, and each of them acting solely, proxies, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all of the shares of Class A Common Stock of Watts Water Technologies, Inc. (the “Annual Meeting”) to be held at The Andover Inn at Phillips Academy, Chapel Avenue, Andover, Massachusetts, on Thursday, May 4, 2006 at 10:00 a.m. (local time), and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the Annual Report to Stockholders.

INTERNET ACCESS REMINDER

Watts Water Technologies, Inc. would like to remind registered stockholders that you now have an innovative and secure means of accessing and managing your registered accounts on-line. This easy-to-use service is only a click away at: http://www.computershare.com

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE.	SEE REVERSE SIDE

☒               Mark this box with an X if you have made  changes to your name or address details above.

Annual Meeting Proxy Card

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned’s votes will be cast “FOR” all of the nominees for Director and “FOR” Proposals 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

A                Election of Directors

1.                  To elect seven Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

1.                 The Board of Directors recommends a vote FOR listed nominees.

	For	Withhold		For	Withhold
01 - Timothy P. Home	☐	☐	05 - Gordon W. Moran	☐	☐
	For	Withhold		For	Withhold
02 - Ralph E. Jackson, Jr.	☐	☐	06 - Daniel J. Murphy, III	☐	☐
	For	Withhold		For	Withhold
03 - Kenneth J. McAvoy	☐	☐	07 - Patrick S. O’Keefe	☐	☐
	For	Withhold
04 - John K. McGillicuddy	☐	☐

B                Issues

		For	Against	Abstain
2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year/	☐	☐	☐

3.                  In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

C               Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more person, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers should add their full titles as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

PROXY

WATTS WATER TECHNOLOGIES, INC.

815 Chestnut Street, North Andover, MA 01845
Proxy for Class B Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick S. O’Keefe and William C. McCartney, and each of them acting solely, proxies, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all of the shares of Class B Common Stock of Watts Water Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Watts Water Technologies, Inc. to be held at The Andover Inn at Phillips Academy, Chapel Avenue, Andover, Massachusetts, on Thursday, May 4, 2006 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the Annual Report to Stockholders.

SEE		SEE
REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	REVERSE
SIDE		SIDE

☒	Please mark
votes as in
this example.

This proxy when properly executed will be voted in the manner directed herein by the undesigned stockholder. If no instruction is indicated with respect to Items 1 and 2 below, the undersigned’s votes will be cast in favor of Items 1, 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1.                 To elect seven directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Nominees: (01) Timothy P. Horne, (02) Ralph E. Jackson, Jr., (03) Kenneth J. McAvoy, (04) John K. McGillicuddy (05) Gordon W. Moran, (06) Daniel J. Murphy, III, and (07) Patrick S. O’Keefe

FOR ALL	WITHHELD FROM
NOMINEES	ALL NOMINEES
☐	☐
☐
FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

2.	To ratify the selection of KPMG LLP as	FOR	AGAINST	ABSTAIN
	the independent registered public	☐	☐	☐
accounting firm of the Company for the
current fiscal year.

3.                 In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

MARK HERE	☐
FOR ADDRESS
CHANGE AND
NOTE AT RIGHT

Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers should add their full titles as such.

Signature:	Date:
Signature:	Date: